Exhibit 4.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made with effect as of the _____ day of ____, 2021

(the “Effective Date”)

B E T W E E N:

LIQUID MEDIA GROUP LTD.

(the “Corporation”)

-and-

RONALD THOMSON

(the “Executive”)

WHEREAS the Executive has been continuously employed by the Corporation since December 24, 2020;

AND WHEREAS the Corporation and the Executive wish to enter into an Employment Agreement to set forth the terms and conditions which will govern the Executive’s employment with the Corporation as of the Effective Date;

AND AS CONSIDERATION for entering into this Agreement, the Corporation shall pay the Executive a signing bonus in the amount of $1,000.00, less applicable withholdings required by law, upon execution of this Agreement; and

NOW THEREFORE in consideration of the signing bonus paid to the Executive and the mutual covenants and promises set forth herein, the receipt and sufficiency of which are hereby acknowledged by each of the Corporation and the Executive, the parties hereby covenant and agree as follows:

Article I- DEFINITIONS AND INTERPRETATION

1.1  Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)	“Affiliate” means with respect to any other person any person which, directly or indirectly, controls, is controlled by, or is under common control with such person. For purposes of this definition, “person” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company, association, organization or entity. For purposes of this definition, “control” of a person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by ownership of voting shares, by contract or otherwise.

(b)	“Agreement” means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing by the parties from time to time.
(c)	“Base Salary” has the meaning ascribed thereto in Section 4.1 herein.
(d)	“Benefits” means those benefits, perquisites and entitlements as described in Section 4.2 herein.
(e)	“Board” means the board of directors of the Corporation and any reference herein to an action by the Board means any action by or under the authority of the Board or a duly empowered member of the Board or committee appointed by the Board.
(f)	“Business” means the then current business of the Corporation and its Affiliates, which includes but is not limited to the business activities set out in Schedule “A” hereto.
(g)	“Change of Control” means the first occurrence of any of the following events following the Effective Date:
(i)	the acquisition by an arm’s-length third party, directly or indirectly, by way of take-over, bid, amalgamation, plan of arrangement or other process of outstanding shares of the Corporation representing more than fifty percent (50%) of the votes attaching to all outstanding voting shares of the Corporation; or

(ii)	the acquisition by an arm’s-length third party, directly or indirectly, of all or substantially all of the assets of the Corporation; or

(iii)	the liquidation of the Corporation, whether through the declaration of a liquidating dividend or through an amalgamation or restructuring that leads to liquidation or otherwise.

(h)	“Confidential Information” means information disclosed or accessible to the Executive or acquired by the Executive as a result of his employment with the Corporation and which is not in the public domain or otherwise required to be disclosed by applicable law and includes, but is not limited to, information relating to the Corporation’s or any of its Affiliates’ current, future or proposed products/services or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Corporation’s past, present and prospective customers and clients, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, budgets, unpublished financial statements, Innovations, and any other information received by the Corporation from any third party pursuant to an obligation of confidentiality. Information that (a) was lawfully in the Executive’s possession before employment with the Corporation and was not disclosed by or on behalf of the Corporation; or (b) is or becomes a matter of public knowledge through no fault of the Executive, shall not be considered Confidential Information under this Agreement.

(i)	“Constitution” means articles of incorporation and by-laws of the Corporation as amended from time to time.
(j)	“Corporation IP” has the meaning ascribed thereto in Section 7.2.
(k)	“Customer” means any Person (i) which is a customer of the Corporation or its Affiliates or which was a customer of the Corporation or its Affiliates within one (1) year prior to the Date of Termination or (ii) to whom the Corporation or any of its Affiliates has delivered a written sales or servicing proposal or contract in connection with the Business within one (1) year prior to the Date of Termination.
(l)	“Date of Termination” means the termination of this Agreement as set out in Article V.
(m)	“Disability” means any incapacity or inability by the Executive, including any physical or mental incapacity, disease, or affliction of the Executive which has prevented the Executive from performing the essential Duties of the position (taking into account reasonable accommodation by the Corporation) for a continuous period of at least 180 days or for 270 days in the aggregate during any period of 365 consecutive days.
(n)	“Duties” means the duties and responsibilities of the position as described in Section 3.2 herein, which includes but is not limited to the duties and responsibilities set out in Schedule “A” hereto
(o)	“Effective Date” has the meaning ascribed thereto in Section 2.1.
(p)	“Equity” has the meaning ascribed thereto in Section 4.4(c).
(q)	“ESA” means the Employment Standards Act, 2000, S.O. 2000, c. 41, as amended from time to time, and such other mandatory employment/labour standards legislation as may be applicable to the Executive’s employment with the Corporation.
(r)	“Good Reason” means the occurrence of any of the following events, unless the event: (i) occurs with the Executive's express prior written consent; or, (ii) is an isolated and inadvertent action or failure to act that was not taken in bad faith and that is remedied by the Corporation within fifteen (15) days from the date of receipt of written notice of the Executive’s intention to terminate her employment:
(i)	a material change in title, position, authority or responsibilities that represents an adverse change from, the Executive’s status, position, authority or responsibilities under the Agreement;

(ii)	a material reduction in the Executive’s compensation; or

(iii)	conduct or actions by the Corporation amounting to constructive dismissal at common law.

Any relocation of the Executive’s principal place of employment consistent with Section 3.3 below will not constitute a Good Reason for the purposes of this Agreement.

(s)	“Incentive Bonus” has the meaning ascribed thereto in Section 4.3.
(t)	“Indemnification Amounts” has the meaning ascribed thereto in Section 3.2.
(u)	“Intellectual Property” includes all software, databases, data, domain names, compilations, inventions (whether or not patentable), images, video, scripts, storyboards, presentations, business methods, hardware, suggestions, feedback, processes, know-how, designs, Notes, techniques, technical data, records, formulae, processes, sketches, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, hardware and other equipment, software code (in any format), libraries, and all derivative works, improvements, modifications, relating thereto, further including all patents, copyrights, trade secrets, trademarks, industrial designs, mask works, other intellectual property, and all rights therein and relating thereto including all common law or statutory rights anywhere in the world.
(v)	“Just Cause” means: (i) willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned, or for any other reason which would permit the Corporation to terminate the Executive’s employment without notice of termination, termination pay, or severance pay under Part XV of the ESA; (ii) the Executive’s failure to relocate in accordance with Section 3.3 below; or (iii) the Executive’s failure to satisfy the condition(s) enumerated in Section 3.6 beow. If the ESA is amended to provide for a different standard permitting the Corporation to terminate the Executive’s employment without notice of termination, termination pay, or severance pay, that standard shall apply and be read in to this definition of “Just Cause”.
(w)	“Mitigation Earning” has the meaning ascribed thereto in Subsection 5.4(b).
(x)	“Notes” means has the meaning ascribed thereto in Section 7.1.
(y)	“Options” has the meaning ascribed thereto in Subsection 4.4(a).
(z)	“Outside Activities” has the meaning ascribed thereto in Section 3.3.
(aa)	“Permitted Businesses” means the Persons and businesses set out in Schedule “B” hereto.

(bb)	“Person” means any natural person, partnership, sole proprietorship, limited liability company, corporation, trust, joint venture, syndicate, governmental authority or agency, unincorporated entity or association of any nature or kind, and any trustee, executor, administrator or other legal or personal representative thereof.
(cc)	“Plan Documents” has the meaning ascribed thereto in Subsection 4.4(b).
(dd)	“Pre-Existing IP” includes all Intellectual Property that is: (i) owned by the Executive and developed prior to the employment of the Executive with the Corporation; or (ii) owned by a third party and licensed to the Executive by such third party.
(ee)	“Residual Information” has the meaning ascribed thereto in Section 7.9.
(ff)	“Resignation Notice Period” means has the meaning ascribed thereto in Subsection 5.1(e).
(gg)	“Restricted Period” means the period during which the Executive is employed by the Corporation together with the period of two (2) years following the Date of Termination.
(hh)	“Statutory Entitlements” means has the meaning ascribed thereto in Section 5.5.
(ii)	“Stock Option Plan” has the meaning ascribed thereto in Subsection 4.4(a).
(jj)	“Supplier” shall mean any Person which is a supplier of any product or service to the Corporation or which was a supplier to the Corporation within one (1) year prior to the Date of Termination.
(kk)	“Term” means has the meaning ascribed thereto in Section 2.1.
(ll)	“Territory” means Canada.

1.2  Interpretation. In this Agreement any reference to legislation shall mean the legislation in force as at the Effective Date (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time and any successor legislation thereto.

Article II - TERM

2.1  Term. The Executive’s employment with the Corporation commenced on or around December 24, 2020 and shall continue pursuant to the terms of this Agreement as of the Effective Date for an indefinite period unless and until the Agreement is terminated in accordance with the terms set out herein in Article V of this Agreement.

Article III - EMPLOYMENT: position and duties

3.1  Position. Subject to the terms and conditions set out in this Agreement, the Corporation hereby agrees to continue employing the Executive, and the Executive hereby agrees to serve the Corporation, in the position of Chief Executive Officer, together with such other positions as may be assigned to the Executive by the Corporation which are consistent with Section 3.2 below.

3.2  Duties and Reporting. The Executive shall continue to report to and be subject to the general direction of the Board or its designate. The Executive shall perform such Duties consistent with his position as set forth in Schedule “A” hereto. The Executive agrees to conduct himself in accordance with all Board policies, including those policies that limit his authority to bind the Corporation. The Corporation retains full authority to change the Executive’s Duties and reporting relationships and to assign new duties and responsibilities provided that such changes: (a) do not result in a diminution of the scope or dignity of the Executive’s overall Duties; and (b) are consistent with the Chief Executive Officer position. By accepting the terms and conditions of this Agreement, the Executive specifically acknowledges and agrees that any changes to his role in accordance with this Section 3.2 will not constitute constructive dismissal.

The Executive may be appointed to and serve on boards of Corporation designated entities such as companies in which the Corporation is invested in, and Affiliates, as reasonably requested and consistent with the Executive’s Duties and position, from time to time. The Executive acknowledges that, to the extent that he serves as an officer of the Corporation, or as a director or officer of any Corporation designated entity, he shall do so without additional remuneration. The Executive also hereby covenants and agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever by reason of, or as a result of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a trustee, director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Executive will be indemnified and held harmless by the Corporation to the maximum extent legally permitted or authorized by the Constitution or, if greater, by applicable federal or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, lawyer’s fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively the “Indemnification Amounts”), and such indemnification will continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Corporation and will inure to the benefit of the Executive the Indemnification Amounts incurred, or reasonably estimated to be incurred, by him immediately upon receipt by the Corporation of a written request for such advance. The Corporation shall take steps to ensure that the Executive is, as of the Effective Date, or as soon as practicable thereafter, covered under the directors and officers liability insurance coverage that it maintains for its directors and officers (to the extent that the Executive is not already covered).

3.3  Full-Time. The Executive’s position with the Corporation is intended to be a full-time one. Therefore, throughout the duration of his employment, the Executive shall devote his full working time and attention to the business and affairs of the Corporation and its Affiliates, acting in their best interests at all times. The Executive shall not accept nor hold any position as an officer, director, employee, consultant, or any like position for or on behalf of any other entity without the prior written approval of the Board, which approval shall not be unreasonably withheld. Notwithstanding this section, and subject to providing the Corporation with reasonable prior written notice, the Executive is not restricted from engaging in charitable activities with an educational, social or philanthropic purpose that do not conflict with this Agreement (the “Outside Activities”).

Subject to Section 8.3 and notwithstanding any other provision in this Agreement, the parties hereby agree that the Executive may be involved in the businesses of any of the Permitted Businesses, including as a director, officer, employee or consultant, and may devote time to such activities as the Executive deems necessary or desirable, provided that, in any event, the time devoted by the Executive to the Permitted Businesses and the Outside Activities shall not interfere with the Executive’s abilities to fulfill his Duties to the Corporation.

3.4  Compliance. Recognizing the Corporation’s commitment to achieving high standards of openness and accountability, the Executive shall raise with the Board, in a prompt manner, any good faith concerns he has regarding the conduct of the Corporation’s business or compliance with the Corporation’s financial, legal or reporting obligations.

3.5  Place of Employment. The Executive shall provide his Duties and services to the Corporation at its corporate office in Toronto, Ontario, subject to this section. The Executive shall also be permitted to work from his home office and other locations in a manner consistent with the understanding that the Executive’s position as Chief Executive Officer includes supervisory and other operational functions that necessitate regular face time at the corporate office. The Executive acknowledges that, due to the nature of the Corporation’s operations and Business, he may from time to time be required to travel in the course of performing his Duties and responsibilities under this Agreement.

The Corporation may, however, on providing the Executive with no less than six (6) months written notice to the Executive require that the Executive perform some, or all, of the Duties in Vancouver, British Columbia or at another location in Canada in which the Corporation has an office or a substantial portion of its business activities. In such event, the Corporation shall pay reasonable travel and/or relocation costs and/or reimburse certain expenses required for the Executive to perform the Duties in the new location in accordance with applicable Corporation policies and procedures. By accepting the terms of this Agreement, the Executive hereby acknowledges and agrees that any such relocation of the Executive’s place of employment in accordance with this section will not constitute constructive dismissal.

3.6  Executive’s Covenant. The Executive represents and warrants to the Corporation that he is free to enter this Agreement and that he is not subject to any obligation or restriction (statutory, contractual, or at common law) which would prevent or interfere with the performance of all of his obligations hereunder. The Executive acknowledges and agrees that this Agreement and his employment with the Corporation are conditional on the Executive having, and maintaining the lawful right to work for the Corporation in Canada. The Corporation may, in its sole discretion, permit the Executive to begin performing the Duties of the Chief Executive Officer prior to the satisfaction of the conditions outlined in this section. Should the Corporation exercise its discretion under this section, the parties agree that this shall not constitute a waiver of any condition not yet satisfied at that time. Should the Executive subsequently fail to satisfy this condition, the Executive’s employment shall be deemed to be immediately terminated for Just Cause in accordance with the terms set out herein at Article V of this Agreement.

Article IV- COMPENSATION AND BENEFITS

4.1  Base Salary. The Corporation shall continue to pay the Executive a base salary at the rate of $360,000.00 per annum (the “Base Salary”), less applicable withholdings required by law, payable, as earned on a pro rata basis, in accordance with the Corporation’s normal payroll practices in effect from time to time. The Corporation will annually review (or at such earlier frequency as may be agreed upon by the parties) the performance of the Executive and the amount of the Base Salary provided hereunder and such amount may be adjusted in accordance with applicable policy and such determination shall be made solely by the Corporation at its discretion (and which, if adjusted, is also referred to as the “Base Salary”).

4.2  Benefits. The Corporation does not currently offer any group benefits coverage to similarly situated employees. Subject to meeting the eligibility requirements and compliance with any applicable waiting periods imposed by the Corporation’s benefits provider, the Executive shall be eligible to participate in all standard benefits that may ultimately be offered by the Corporation to similarly situated employees, as such plans and policies may be amended from time to time. Any entitlement of the Executive to benefits participation is subject to and shall be governed by the terms and conditions of all applicable plans, policies, programs or contracts. The Corporation may at any time and from time to time modify, suspend, or discontinue any or all such benefit plans for its employees generally or for any group thereof at its sole discretion, without any obligation to replace such modified, suspended, or discontinued benefit with any other benefit, equivalent or otherwise, or to otherwise compensate the Executive in respect thereof.

4.3  Management Performance Incentive Compensation. In addition to the Base Salary, the Executive shall be eligible to participate in the Corporation’s Management Performance Incentive Compensation (or, alternatively, “Incentive Bonus”) program, if any, and which will be subject to the general principles to be determined and adopted by the Board. Under the Incentive Bonus program, the Executive shall have the opportunity to earn an Incentive Bonus payment based on the attainment of certain corporate and individual performance objectives to be specified by the Corporation at the outset of the particular year. This is a discretionary incentive program and as such participation in the Incentive Bonus program and Incentive Bonus payments are not guaranteed from year to year.

The Corporation reserves the right to change, amend, revise and/or rescind all or part of its Incentive Bonus program in its sole and unfettered discretion, and any such changes will not be deemed a breach or termination of this Agreement. Incentive Bonus payments are not earned or owing until the payout date. Subject to Article V, as applicable, to be eligible to receive Incentive Bonus payments, the Executive must be actively employed by the Corporation on the date that Incentive Bonus payments are declared by the Corporation or by the Board as having been earned and owing. For this purpose, the Executive’s active employment is deemed to cease on the Date of Termination, subject to the ESA.

4.4  Long-Term Incentive Plan Entitlements. In addition to the Base Salary, each year the Executive shall have the opportunity to participate in the following long-term incentive program:

(a)	The Executive shall be eligible to participate in the employee stock option of the Corporation (the “Stock Option Plan”) and may be granted options to purchase such number of common shares in the capital of the Corporation (“Options”) as determined by the Board.
(b)	The Executive’s participation in the Stock Option Plan will be reviewed annually by the Board for the consideration of additional grants of Options, if appropriate. The Executive’s participation in the Stock Option Plan and any grants to the Executive shall be governed by the Stock Option Plan, agreements and grant documents and by such applicable plans and policies as adopted by the Board (the “Plan Documents”). For clarity, the initial grant of Options enumerated at section 2.3 of the Executive’s employment agreement dated December 24, 2020 is subject to the terms and conditions of the Plan Documents and the general principles enumerated herein at Schedule “C”.
(c)	In the event of any termination of the Executive’s employment with the Corporation for any reason, the Executive’s rights, title and interest with respect to any Options, shares, share units, equity or other long term incentives, if any, (the “Equity”) shall be determined in accordance with the Plan Documents. For greater certainty, unless the Plan Documents state otherwise or unless otherwise stipulated herein in the event of a termination of the Executive’s employment with the Corporation for any reason, there will be no further vesting of the Executive’s Equity following the Date of Termination.
(d)	The Corporation maintains the right, in its sole discretion, to alter, suspend, modify or discontinue any stock option, equity or other long term incentive compensation plan (including the Stock Option Plan) as approved by the Board.

4.5  Vacation. The Executive shall accrue twenty (20) days’ paid vacation per calendar year in accordance with the Corporation’s policies, pro-rated for partial years. The Executive’s vacation may only be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s Duties and as agreed upon between the Executive and the Corporation. Accumulated vacation time or pay may not be carried forward except with the prior approval of the Board and in accordance with the minimum requirements of the ESA. Notwithstanding the foregoing, the Executive will not receive less vacation each year than is required under the ESA.

4.6  Reimbursement of Expenses. Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Corporation from time to time, the Corporation shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Corporation and the performance of his Duties hereunder. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

4.7  No Other Benefits. The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement in his role as an employee of the Corporation other than as specifically set out in this Agreement or as otherwise agreed to in writing and signed by the Corporation and the Executive and, further, unless otherwise provided for herein, all such payments, benefits, perquisites, allowances or other entitlements shall cease on the Date of Termination.

Article V - TERMINATION OF EMPLOYMENT

5.1  Early Termination. Notwithstanding any other provision in this Agreement, the Executive’s employment may be terminated at any time as follows:

(a)	Death. This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive.
(b)	Disability. The Corporation may terminate this Agreement and the Executive’s employment at any time as a result of a Disability as set out in Section 5.3 below.
(c)	Just Cause. The Corporation may terminate this Agreement and the Executive’s employment at any time forthwith for any Just Cause.
(d)	Without Cause. The Corporation may terminate this Agreement and the Executive’s employment at any time without Just Cause by providing written notice to the Executive specifying the effective Date of Termination (which may be forthwith). In such event, the Corporation shall provide and the Executive shall be entitled to receive the payments, benefits and entitlements as set out in Section 5.4 below.
(e)	Resignation. The Executive may terminate this Agreement and his employment at any time by providing written notice to the Corporation specifying the effective date of termination (such date being not less than three (3) months and not more than six (6) months after the date of the Executive’s written notice) (the “Resignation Notice Period”) as set out in Section 5.2. The Corporation may elect to deem any date prior to the date specified in the written notice as the Date of Termination, subject to the ESA.

During the Resignation Notice Period:

(i)	Executive shall be expected to work and complete any transitional activities required by the Corporation;
(ii)	the Corporation may at any time relieve the Executive, in its sole discretion, from all or any of the Executive’s Duties and powers (which may include requiring the Executive to perform any modified duties) for such periods and on such terms as it considers expedient;
(iii)	regardless of whether or not the Corporation relieves the Executive from all or any of the Executive’s Duties and powers, the Executive’s employment will continue and the Executive will continue to be bound by the Executive’s obligations under this Agreement (including without limitation the obligation to cooperate in transitional matters);
(iv)	the Executive shall be prohibited from engaging in any other employment; and,
(v)	neither party will make any public or internal statements regarding the Executive’s departure other than by way of a mutually agreed to message.
(f)	Good Reason. The Executive shall have the right to terminate this Agreement for Good Reason within six (6) months following a Change of Control and by providing the Corporation with four (4) weeks’ written notice to the Corporation of resignation. If the Good Reason is not cured within fifteen (15) days from the date of receipt of written notice of the Executive’s intention to terminate for Good Reason, the Corporation shall provide and the Executive shall be entitled to receive the payments, benefits and entitlements as set out in Section 5.4 below. The Corporation may accept the written notice of the Executive’s intention to terminate for Good Reason and deem any date prior to the end date specified in the notice but following the date of the written notice as the Date of Termination in which case the Corporation shall provide and the Executive shall be entitled to receive the payments, benefits and entitlements as set out in Section 5.4 below.

5.2  Termination for Just Cause or Resignation. If this Agreement and the Executive’s employment is terminated pursuant to Subsections 5.1(c) or (e) above, then the Corporation shall pay to the Executive any Base Salary, allowances (if any) and vacation pay earned by and remaining payable to the Executive up to the Date of Termination. All benefits and entitlements (including the Benefits pursuant to Section 4.2 above, if any) shall cease on the Date of Termination and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages whatsoever, except for any minimum payments or other entitlements that may be required under the ESA. The Executive’s participation in all bonus and incentive plans (including the Incentive Bonus program) and any long term incentive plan or other equity or profit participation plans (including the Stock Option Plan) terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional incentive or other award, pro rata or otherwise, except any Incentive Bonus or other compensation awards that may have been declared by the Corporation or by the Board as having been earned by the Executive and owing to him immediately preceding the Date of Termination. The Executive’s rights with respect to any Equity that the Executive holds on the Date of Termination shall be governed by the terms of the applicable Plan Documents.

5.3  Termination by Reason of Death or Disability. If this Agreement and the Executive’s employment is terminated pursuant to Subsections 5.1(a) or (b) above, then the Corporation shall pay to the Executive or his estate any Base Salary, allowances (if any) and vacation pay earned by and remaining payable to the Executive up to the Date of Termination, if any, and any amounts that may be owing under the ESA. All benefits and entitlements (including the Benefits pursuant to Section 4.2 above, if any) shall cease on the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages whatsoever. The Executive’s participation in all bonus and incentive plans (including the Incentive Bonus program) and any long term incentive plan or other equity or profit participation plans (including the Stock Option Plan) terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional incentive or other award, pro rata or otherwise, except any Incentive Bonus or other compensation awards that may have been declared by the Corporation or by the Board as having been earned by the Executive and owing to him immediately preceding the Date of Termination. The Executive’s rights with respect to any Equity that the Executive holds on the Date of Termination shall be governed by the terms of the applicable Plan Documents.

5.4  Early Termination Without Just Cause or by the Executive for Good Reason. If this Agreement and the Executive’s employment are terminated by the Corporation without Just Cause or by the Executive for Good Reason, then pursuant to Subsections 5.1(d) or (f) above, the following provisions shall apply, in complete satisfaction of all contractual, statutory or common law notice requirements in law or in equity:

(a)	The Corporation shall pay to the Executive any Base Salary, allowances (if any) and vacation pay earned by him and remaining payable to him up to the Date of Termination.
(b)	The Corporation shall pay to the Executive an amount equal to nine (9) months’ Base Salary and allowances (if any), plus one (1) month of Base Salary and allowances (if any) for every completed year of service, up to a maximum of twelve (12) months’ Base Salary and allowances (if any) in lieu of notice of termination (the “Notice Period”), less applicable statutory deductions, and which will be payable by way of salary continuation or lump sum payment (or a combination thereof) at the Corporation’s discretion, subject to the ESA. The Executive agrees that he has an obligation to search for alternative employment upon receiving written notice from the Corporation of the termination of his employment. Should the Executive find alternative employment during the Notice Period, the Executive shall immediately contact the President and provide evidence of his weekly income from such alternate employment (the “Mitigation Earning”). After commencing such new alternate employment, the Executive will only be entitled to receive the delta between the Base Salary and allowances (if any) the Executive was earning on his last day of employment at the Corporation and the Mitigation Earning, if any, for the remainder of the Notice Period. However, in no event will the Executive receive less than his statutory entitlement under the ESA. For purposes of this Agreement, alternate employment means when the Executive becomes employed, self-employed or affiliated with another organization, either as an employee, consultant or independent contractor, and which specifically does not include any work performed by the Executive with the Permitted Businesses.

(c)	The Executive’s participation in all bonus and incentive plans (including the Incentive Bonus program) terminates immediately upon the Date of Termination. Notwithstanding such termination of participation, the Executive shall be entitled to receive: (i) in respect of the fiscal year in which the Date of Termination occurs, a pro rata share of the Incentive Bonus compensation up to and including the Date of Termination and calculated using the greater of his target Incentive Bonus or based on the average of the Executive's annual Incentive Bonus compensation paid in the two fiscal years immediately preceding the Date of Termination; (ii) a pro rata share of any Incentive Bonus compensation that he would have been eligible for during the Notice Period and calculated using the greater of his target Incentive Bonus or based on the average of the Executive's annual Incentive Bonus compensation paid in the two fiscal years immediately preceding the Date of Termination; and, (iii) the Executive’s full Incentive Bonus compensation in respect of the fiscal year most recently ended, if such Incentive Bonus payment had not been formally determined and paid prior to the Date of Termination. In the event that less than two fiscal years has elapsed immediately preceding the Date of Termination, the pro rata share of any Incentive Bonus compensation payable pursuant this subsection shall be calculated using the Executive's target Incentive Bonus.
(d)	The Executive’s rights with respect to any Equity that the Executive holds on the Date of Termination shall be governed by the terms of the applicable Plan Documents.
(e)	The Corporation will continue the Benefits provided under Section 4.2 (if any) over the Notice Period provided that, however, if the Corporation cannot continue any particular benefit pursuant to the terms of the relevant plan or policy, then the Corporation’s obligations shall be limited to the minimum requirements of the ESA.

5.5  ESA Interpretation. It is the intention of the parties to this Agreement to comply with the ESA. Accordingly, this Agreement shall: (a) not be interpreted as in any way waiving or contracting out of the ESA; and, (b) be interpreted to achieve compliance with the ESA. This Agreement contains the parties’ mutual understanding and there shall be no presumption of strict interpretation against either party.

It is understood and agreed that all provisions of this agreement are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (including any notice of termination, termination pay, severance pay or continuation of any benefits or entitlements) (“Statutory Entitlements”) than provided for under this Agreement, the Corporation shall provide the Executive with the Executive’s Statutory Entitlements in substitution for the Executive’s rights under this Agreement.

5.6  Other. In the event of any termination of the Executive’s employment with the Corporation, howsoever caused, his rights, title and interest with respect to Equity granted to the Executive under Section 4.4 of this Agreement shall be determined in accordance with the Plan Documents unless otherwise stipulated herein.

5.7  Article V. Article V will apply throughout the Executive’s employment with the Corporation, notwithstanding any changes in promotion, job description, Duties, employment, location, compensation or benefits.

5.8  Release. The Parties agree that the provisions of this Article V are fair and reasonable and that the payments, benefits and entitlements referred to in Section 5.4 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of this Agreement and of his employment with the Corporation and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to this Article V above shall be in full satisfaction of all terms of termination of his employment, including termination pay and severance pay pursuant to the ESA. Except as otherwise provided in this Article V, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, bonus payments, incentive payments, damages, or any additional compensation whatsoever. As a condition precedent to any payments or provision of benefits pursuant to Section 5.4 which exceed the minimum requirements of the ESA, the Executive agrees to execute and deliver a full and final release from all actions or claims in connection with the Executive’s employment and termination of the Executive’s employment in favour of the Corporation, and all of its respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Corporation. If the Executive fails to execute the full and final release, the Executive will not be entitled to any payments or benefits pursuant to Section 5.4 and will instead receive only such minimum payments and benefits and other entitlements as are required by the ESA.

5.9  Resignation as Director and Officer. The Executive covenants and agrees that, upon any termination of this Agreement and of his employment, howsoever caused, he shall forthwith tender his resignation from all offices, directorships and trusteeships then held by the Executive at the Corporation such resignation to be effective upon the Date of Termination. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships and the Corporation is hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

5.10  Return of Property. All equipment, keys, pass cards, credit cards, software, material, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Corporation used or produced by the Executive in connection with her employment, or in his possession or under his control, shall at all times remain the property of the Corporation. The Executive shall return all property of the Corporation in his possession or under his control (including all Corporation files and Confidential Information as may be contained on the electronic devices provided by the Corporation to the Executive) in good condition forthwith upon any request by the Corporation or upon any of the termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

Article VI - CONFIDENTIALITY

6.1  Protection of Confidential Information. While employed by the Corporation and following the termination of this Agreement and the Executive’s employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein. The Executive agrees and acknowledges that the Confidential Information of the Corporation or of its Affiliates is the exclusive property of the Corporation and its Affiliates to be used exclusively by the Executive to perform the Executive’s Duties and fulfil his obligations to the Corporation and its Affiliates or to exercise the rights and responsibilities as a trustee of a shareholder of the Corporation and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Corporation and the Executive further confirms and acknowledges his fiduciary duty to use commercially reasonable efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which he becomes aware. The Executive further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Corporation with prompt notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will cooperate with the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

6.2  Corporate Opportunities. Any business opportunities related in any way to the Business and affairs of the Corporation which become known to the Executive during his employment hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by Executive under any circumstance without the prior written consent of the Corporation.

6.3  Non-Disparagement. The Executive and the Corporation agree that during the Term of this Agreement and after its termination, neither shall make, nor cause to be made, directly or indirectly, any disparaging or derogatory statements about the other, and the Executive shall not make, or cause to be made, directly or indirectly, any disparaging or derogatory statements about the directors, officers, employees, shareholders or agents of the Corporation or its Affiliates.

The provisions of this Article VI will apply throughout the Executive’s employment with the Corporation, notwithstanding any changes in promotion, job description, Duties, employment, location, compensation or benefits.

Article VII- PROPRIETARY RIGHTS

7.1  Ownership of Documents and Records. All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by the Executive at any time or made available to the Executive at any time during his employment by the Corporation (whether before the Effective Date of this Agreement or thereafter) including all copies thereof (collectively the “Notes”), shall be the property of the Corporation and belong solely to it, and shall be held by the Executive solely for the benefit of the Corporation and shall be delivered to the Corporation by the Executive upon termination of the Executive's employment with the Corporation or at any other time upon request by the Corporation.

7.2  Corporation IP. The Executive may develop, conceive, generate or contribute to, in the course of employment or engagement with the Corporation, upon request of the Corporation, and/or through use of the devices, tools or facilities of the Corporation, alone and/or jointly with others, tangible and intangible property including Intellectual Property relating to actual or anticipated business or research and development of the Corporation, or that is suggested by or result from work performed for or on behalf of the Corporation, in any fields, excluding Pre-Existing IP (the “Corporation IP”). The Executive hereby represents and warrants to the Corporation that all Corporation IP will be original work, developments or modifications, created for the sole and exclusive benefit of the Corporation.

7.3  The Executive understands and acknowledges that the Corporation IP and the Corporation’s ability to reserve it for the exclusive knowledge and use of the Corporation, is of great competitive importance and commercial value to the Corporation, and that improper use or disclosure of the Corporation IP by the Executive will cause irreparable harm to the Corporation, for which remedies at law will not be adequate.

7.4  The Executive, both during and after employment or engagement with the Corporation, shall not disclose or use any Corporation IP except in the course of carrying out authorized activities on behalf of the Corporation or except as expressly authorized in advance by the Corporation in writing.

7.5  All right, title and interest in and to Corporation IP, as between the Executive and the Corporation, belongs to the Corporation and the Executive has no rights in any such Corporation IP. For greater certainty, the Executive has assigned and hereby assigns to the Corporation all of its past, present and future right, title and interest (including any and all Intellectual Property rights) in and to all Corporation IP.

7.6  Should the Executive utilize any Pre-Existing IP in the course of the Executive’s employment with the Corporation, or incorporate any Pre-Existing IP in any Corporation IP, the Executive:

(i)	represents and warrants to the Corporation that the Executive either is the sole and exclusive owner of such Pre-Existing IP or has license rights that extend to the Corporation in the Pre-Existing IP, and has all requisite rights, title and interest in and to the Pre-Existing IP to grant the rights therein to the Corporation as set out in this Agreement;
(ii)	shall inform the Corporation of the use or incorporation of such Pre-Existing IP, as applicable; and,
(iii)	hereby grants the Corporation a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, license right to copy, reproduce, sell, lease and otherwise utilize the Pre-Existing IP that the Executive utilizes in the course of the Executive’s employment with the Corporation, or incorporate any Pre-Existing IP in any Corporation IP as required for the business of the Corporation.

7.7  The Executive agrees to make full disclosure to the Corporation of all Corporation IP, and to properly document each development of all Corporation IP, and to provide written documentation describing such Corporation IP to the Corporation, promptly after its creation or during its development if such Corporation IP is developed over time. At the request and expense of the Corporation, both during and after employment or engagement with the Corporation, the Executive shall do all acts necessary and sign all documentation necessary in order to assign all right, title and interest in and to the Corporation IP to the Corporation and to enable the Corporation to seek, obtain, register and maintain rights in the Corporation IP, including but not limited to patents, copyrights, trademarks, mask works, industrial designs, other Intellectual Property rights, and such other protections as the Corporation deems advisable anywhere in the world. The Executive irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Executive’s agent, to act for and on the Executive’s behalf and in the Executive’s stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patents, copyrights, trademarks, mask works, industrial designs, and other intellectual property rights, and such other protections related to the Corporation IP. This power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity or death. The Executive confirms that the Executive has not and will not transfer or assign any rights in any Corporation IP to any person except to the Corporation in accordance with this Agreement, and the Executive has not and will not seek any application or registration or any other right in relation to the Corporation IP independently of the Corporation at any time.

7.8  If during the Executive’s employment or engagement with the Corporation, the Executive develops any Corporation IP that is protected by copyright, the Executive hereby waives unconditionally any moral rights the Executive may have in such Corporation IP in favour of the Corporation.

7.9  The Executive shall not use any Residual Information for any purpose whatsoever upon the cessation of employment or engagement with the Corporation, regardless of how that cessation occurs, including without limitation, the development of its own products or business, or for the benefit of any third party. For the purposes of this Agreement, “Residual Information” shall mean any Corporation IP which may be retained in intangible form in the mind of the Executive.

The provisions of this Article VII will apply throughout the Executive’s employment with the Corporation, notwithstanding any changes in promotion, job description, Duties, employment, location, compensation or benefits.

Article VIII - Restrictive Covenants

8.1  Non-Competition. The Executive covenants that the Executive will not (without the prior written consent of the Corporation) at any time during the Executive’s employment with the Corporation nor during the Restricted Period, directly or indirectly, anywhere within the Territory, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, engage in, carry on or otherwise be concerned with, be employed by, associated with or in any other manner connected with, or have any interest in, manage, advise, lend money to, guarantee the debts or obligations of, render services or advice to, permit the Executive’s name, or any part thereof to be used or employed in connection with, in whole or in part, any business which is directly competitive with the Business.

8.2  Non-Solicitation. The Executive covenants that he will not (without the prior written consent of the Corporation) at any time during the Executive’s employment with the Corporation nor during the Restricted Period, directly or indirectly, anywhere within the Territory either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever:

(a)	solicit or entice away, or endeavour to solicit or entice away from the Corporation, or any of its Affiliates (as an employee, independent contractor or otherwise) any person who is employed or engaged by the Corporation or any of its Affiliates as at the Date of Termination or who was so employed or engaged within the twelve (12) month period preceding such date; or
(b)	for any purpose competitive with the Business, canvass, solicit or approach for orders, or cause to be canvassed or solicited or approached for orders, or accept any business or patronage from any person or entity who is or which is a Customer or Supplier; or
(c)	induce or attempt to induce any Customer or Supplier of the Corporation or any of its Affiliates to cease doing business with the Corporation or such Affiliates.

8.3  Exception. Notwithstanding any other provision in this Agreement, including Sections 8.1 and 8.2, the parties hereby agree that the Executive shall be permitted to own, directly or indirectly, the shares of, and be otherwise involved in any manner whatsoever, in the business of any of the Permitted Businesses, including as a shareholder, director, officer, employee or consultant, subject to Section 3.3.

In the event that a direct conflict arises between the Corporation and any Permitted Business, then the Executive shall (i) immediately advise the Corporation in writing of such conflict; (ii) not participate in the deliberations, considerations or decision-making process of the Permitted Business with regard to the matter in conflict, except with the express written permission of the Corporation; and (iii) take such other steps as the Corporation may reasonably require.

Without limiting the generality of Articles VI or VII of this Agreement, the Executive shall not utilize any Confidential Information or Corporation IP for the benefit of a Permitted Business, including any decisions made by a Permitted Business, except with the written consent of the Corporation.

8.4  Other. The Executive acknowledges and agrees that the Restricted Period and the non-competition and non-solicitation restrictions outlined in this Article VIII are necessary and fundamental to the protection of the Business as carried on by the Corporation and that all such restrictions are fair, reasonable and valid given the nature of the Business and the Executive’s position within that Business, and the Executive hereby waives all defences to the strict enforcement thereof. The Executive further confirms that these obligations will not unduly preclude the Executive from becoming gainfully employed or from otherwise working following the termination of this Agreement.

8.5  Disclosure of Restrictive Covenants. At least thirty (30) days before accepting or otherwise beginning any employment or providing services to any other employer or service recipient during the two (2) year period after the Date of Termination, the Executive agrees to disclose in writing the existence and terms of the restrictions and covenants contained in this Agreement to any employer or service recipient by whom the Executive may be employed or retained during such period, and the Executive shall copy the Corporation on such disclosure.

8.6  Survival. The Non-Competition and Non-Solicitation obligations shall survive the termination of employment.

8.6 Passive Investments. Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one percent (1%) of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

Article IX– remedies

9.1  Remedy. The Executive acknowledges and agrees that he is employed in a fiduciary capacity, with obligations of trust and loyalty owed by him to the Corporation. Accordingly, the Executive agrees that the restrictions in Article VI, Article VII and Article VIII are reasonable in the circumstances of the Executive’s employment and that the Business and affairs of the Corporation and its Affiliates cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation or any of its Affiliates but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

9.2  Injunctions, Etc. The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Article VI, Article VII and Article VIII by the Executive, the Corporation’s and its Affiliates’ remedy in the form of monetary damages will be inadequate. Therefore, the Corporation and its Affiliates shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

9.3  Survival. Each and every provision of Article I, Article VI, Article VII, Article VIII, Article IX and Article X shall survive the termination of this Agreement or the Executive’s employment hereunder (regardless of the reason for such termination).

Article X- General contract TERMS

10.1          Recitals. The Corporation and the Executive represent and warrant to each other that the Recitals set out above are true.

10.2          Currency. All amounts payable pursuant to this Agreement are expressed in and shall be paid in Canadian currency.

10.3          Withholding. All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings. Accordingly, the Corporation shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Corporation is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies. Notwithstanding the foregoing, the Executive acknowledges and agrees that he is solely responsible for all tax liability arising from his receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

10.4          Executive’s Cooperation. During the Term and thereafter, the Executive agrees to make himself fully and completely available (without requiring service or a subpoena or other legal process) to assist the Corporation and its representatives with any investigation or with its prosecution and/or defense of any legal proceedings involving matters of which he may have relevant knowledge. In the event the Corporation requires the Executive’s cooperation in accordance with this section after the Date of Termination, the Corporation shall reimburse the Executive for all of his reasonable costs and expenses incurred in connection therewith.

10.5          Rights and Waivers. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

10.6          Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.7          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.8          Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt), delivered by e-mail, or mailed by prepaid registered mail addressed as follows:

to the Corporation at:

Suite 1706, 390 Bay Street, Toronto, Ontario, M5H 2Y2

Attention: Andrus Wilson, CFO

E-mail: awilson@liquidmediagroup.co

to the Executive at the last address in the Corporation’s records,

or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered or delivered by e-mail, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

10.9          Time of Essence. Time shall be of the essence of this Agreement in all respects.

10.10      Successors and Assigns. The Corporation shall have the right to assign this Agreement to any of its Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the Business and/or assets of the Corporation; the Executive shall not be entitled to any payment or other consideration but shall be entitled to advance notice of any such assignment. The Executive by the Executive’s signature hereto expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Corporation” hereunder shall include its successor. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement without the prior consent of the Corporation, which consent shall not be unreasonably withheld or delayed.

10.11      Amendment. No amendment of this Agreement will be effective unless made in writing and signed by the parties.

10.12      Unilateral Right to Amend. For greater certainty and without limitation to the provisions of the relevant plans and policies, the Executive acknowledges and agrees that the Corporation reserves the right in its sole discretion to unilaterally amend or terminate any employee plan, program, arrangement, or policy in which the Executive participates or may become eligible to participate without notice or compensation to him.

10.13      No Inducement. The Executive represents and warrants to the Corporation that he has not been enticed or otherwise induced by the Corporation to leave otherwise secure employment elsewhere to accept employment with the Corporation.

10.14      Personal Information. The Corporation collects, uses and discloses (to authorized parties) personal information as required for the purpose of administering the employment relationship, including determining benefits eligibility. The Corporation may disclose this type of information to third parties for these purposes, or as otherwise required by law. Personal information includes information about the Executive that he provided on his application form and resume, and during his job interviews. It also includes information about his dependents, wage and benefits, performance reviews, information collected during investigations, and medical information in the case of illness or absence.

By accepting this offer, the Executive consents to the collection, use, and disclosure of such personal information for the purposes of administering the employment relationship, as may be required from time to time.

10.15      Prior Employment. The Executive agrees that the Corporation shall not give him any recognition of prior service with any prior employer.

10.16      Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written (including but not limited to the Executive’s employment agreement with the Corporation dated December 24, 2020), except as provided herein. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

10.17      Pre-Contractual Representations. The Executive hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

10.18      Minimum Standards Legislation. For greater certainty, should any provision of this Agreement provide entitlements to the Executive that are less than his entitlements under the ESA, the entitlements under the ESA shall prevail.

10.19      Governing Law. Unless otherwise indicated, legislation referred to in this Agreement is Ontario legislation. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

10.20      Headings. The division of this Agreement into sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

10.21      Independent Legal Advice. The parties acknowledge that prior to executing this Agreement they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily. The Executive acknowledges that Miller Thomson LLP acts for the Corporation, and that it does not act for the Executive.

10.22      Counterparties/Electronic Execution. This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”) shall be equally effective as delivery of a manually executed counterpart hereof. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the Effective Date.

IN WITNESS WHEREOF this Agreement has been signed this _______ day of _________, 2021 by the parties hereto under seal with effect on the Effective Date.

LIQUID MEDIA GROUP LTD.

Per:
Name:
Title:
I have the authority to bind the Corporation

SIGNED, SEALED and
DELIVERED in the presence of

Witness	RONALD THOMSON

SCHEDULE “A”

DESCRIPTION OF BUSINESS AND DUTIES AND RESPONSIBILITIES

The Corporation is in the “Business” of enabling independent IP creators to take professional film/TV and gaming properties from inception to monetization.

The Executive will hold the position of Chief Executive Officer responsible for the Corporation’s offerings. In this capacity, and subject to the general direction of the Board, he is responsible for, among other things, the operating decisions of the Corporation and ensuring the overall well-being and performance of the Corporation.

The Corporation and the Executive will engage in an annual review of the Executive’s responsibilities (or at such other review period as may be mutually agreed upon by the parties), as well as the goals and objectives of the Corporation at such time. Following each such review, the Executive and the Corporation may mutually agree to revise this Schedule “A” to better reflect the Corporation’s then-stage of development and corporate objectives.